Exhibit 10.1

July 31, 2009

Re: Director Compensation - Equity Acceleration upon Change of Control

Dear                     ,

As you are aware, on April 30, 2009, PMC-Sierra, Inc.’s Board of Directors approved the acceleration of your options and restricted stock units under certain circumstances. In particular, immediately prior to the effective time of a Change of Control each of your then outstanding options and restricted stock units awarded to you for service as a Director (to the extent not fully vested at such time) will accelerate in full. The shares of common stock issuable upon vesting of the restricted stock units shall be issued as soon as practicable following the Change of Control but in no event later than the close of the calendar year in which the Change of Control or (if later) the fifteenth (15th) day of the third (3rd) calendar month following such Change of Control. For this purpose, a “Change of Control” means the occurrence of any of the following events:

(A) Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than PMC-Sierra, Inc. (the “Company”), a subsidiary of the Company, or a Company employee benefit plan) is or becomes the “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(B) The closing of: (1) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (2) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity.

(C) The issuance of securities, which would give a person or group beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors.

(D) A change in the board of directors such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

The remaining terms of your stock options and restricted stock units shall remain unchanged. You should keep a copy of this letter with your option and restricted stock unit grant agreements and provide a copy to your broker.”

Thank you for your continuing service to PMC-Sierra, Inc.

Best regards,

Greg Lang

Chief Executive Officer

PMC-Sierra, Inc.